Exhibit 10.3

January 8, 2007

Reference is hereby made to the Consulting Agreement between the undersigned and the related option grant letter (collectively, the "Agreement").

The undersigned hereby agree to terminate the Agreement effective as of 31 December, 2007, with the exception of Articles 5 (Confidentiality), 6 (Intellectual Property Rights), and 9 (Competitive Activity, Non-Solicitation) to the Consulting Agreement, which shall remain in effect in accordance with their terms.

The undersigned further agree that any rights accruing under the Agreement up until the date of termination shall remain in effect, while all other rights shall be deemed terminated immediately.

To the extent that the Agreement provided for compensation or options upon the accomplishment of milestones, referred to in the Agreement as "Targets", and in recognition of the fact that Akis Ltd. may already have begun making efforts in respect thereof, it is agreed that such Targets shall be taken into consideration by the Parties in negotiating an agreement pursuant to which it is contemplated that Avi Kostelitz shall be hired as the Company's CEO.

Akis Ltd.	Traceguard Technologies, Ltd.

By: /s/Avi Kostelitz	By: /s/ David Ben-Yair
Name:Avi Kostelitz	Name: David Ben-Yair
Title: Chief Executive Officer	Title: Chief Financial Officer

Traceguard Technologies, Inc.

/s/Avi Kostelitz	By: /s/ David Ben-Yair
Avi Kostelitz	Name: David Ben-Yair
Title: Chief Financial Officer

330 Madison Avenue, 9th fl, New York, NY 10017 TL: 646-495-5277
  www.traceguard.com
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